Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE BYLAWS

OF

SUNWORKS, INC.

a Delaware corporation

The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of Sunworks, Inc., a Delaware corporation (the “Corporation”), and that the Bylaws of the Corporation were amended by resolution of the Board of Directors of the Corporation, effective as of April 18, 2021, as follows:

Section 3.2 is hereby amended and restated in its entirety to read as follows:

“3.2 Annual Meeting. The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors.

The foregoing amendment to the Bylaws of the Corporation have not been modified, amended, rescinded or revoked and remain in full force and effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name on April 18, 2021.

/s/ Gaylon Morris
Gaylon Morris
Chief Executive Officer